UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☑	Soliciting Material Pursuant to Section 240.14a-12
ANHEUSER-BUSCH COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)
INBEV S.A.

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)
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On July 7, 2008 InBev S.A. issued the following press release:

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.
InBev to File Consent Solicitation Statement to Provide
Anheuser-Busch Shareholders a Direct Voice in Proposed
Combination at $65 per Share
InBev (Euronext: INB) announced that it will file later today a preliminary consent solicitation statement with the United States Securities and Exchange Commission seeking to remove each member of the board of directors of Anheuser-Busch Companies Inc. (NYSE: BUD) and provide Anheuser-Busch shareholders an opportunity to have a direct voice in the proposed combination with InBev.
The highly-qualified slate of directors proposed by InBev is composed of Marjorie L. Bowen, Adolphus A. Busch IV, G. Peter D’Aloia, Ronald W. Dollens, James E. Healey, John N. Lilly, Allan Z. Loren, Ernest Mario, Henry A. McKinnell, Paul M. Meister, William T. Vinson, Lawrence Keith Wimbush and Larry D. Yost.
On June 11, 2008, InBev announced a proposal for a friendly combination to create the world’s leading beer company through an acquisition of all the outstanding common shares of Anheuser-Busch at $65 per share in cash, representing an immediate premium of 35% over the unaffected share price and a premium of 18% over the previous all-time high in October, 2002.
Carlos Brito, Chief Executive Officer of InBev, said:
“Our strong preference remains to enter into a constructive dialogue with Anheuser-Busch to achieve a friendly combination that comprehensively addresses the interests of all constituents. We believe our firm offer of $65 per share reflects the full and fair value of Anheuser-Busch and is a compelling proposal for shareholders. The proposal is backed by fully committed financing and provides immediate certainty of value in a weakened stock market environment.
“In comparison, the Anheuser-Busch newly formulated plan entails significant execution risks and does little to address the fundamental competitive challenges the company faces in an increasingly global industry, wherein a competitive brand portfolio, a worldwide distribution network and economies of scale are key drivers of success. Our proposal seeks to deliver immediate value to Anheuser-Busch shareholders, while building a stronger, more competitive company to the benefit of all constituents, including consumers, employees, wholesalers, business partners and the communities we serve.”
To date, Anheuser-Busch has been unwilling to engage with InBev in a dialogue to achieve a friendly combination. As such, InBev believes it is time to take action to ensure Anheuser-Busch shareholders are provided the opportunity to have a direct voice in the process and a say in the future direction of the company.
InBev’s proposed slate is composed of experienced, distinguished business executives, including a number of former chief executive officers of leading US public companies across various sectors. They are committed to acting in the best interests of Anheuser-Busch shareholders and will take an independent view on the proposed combination.
On June 26, 2008, InBev filed suit in Delaware to confirm that Anheuser-Busch shareholders have the ability under Delaware law to remove without cause all thirteen members of the Anheuser-Busch Board. Under Anheuser-Busch’s charter and Delaware law it is clear that the eight directors elected after 2006, who together constitute a majority of the Anheuser-Busch Board, are subject to removal and replacement without cause through the written consent procedure. The purpose of the filing is merely to confirm InBev’s strong belief that the five directors elected in 2006 may also be removed and replaced through that same mechanism.
InBev will submit a request to the Anheuser-Busch Board to set a record date for the consent solicitation in due course. Anheuser-Busch is required to respond within 10 days of this request with a record date. For InBev’s proposals in the consent solicitation to become effective, written consents would need to be properly completed by the holders of a majority of Anheuser-Busch shares outstanding as of the close of business on the record date.
All of InBev’s proposed director nominees are unaffiliated with InBev, and, with the exception of Mr. Adolphus A. Busch IV, are independent of Anheuser-Busch for NYSE purposes. InBev’s proposed slate of director nominees includes:

•	Marjorie L. Bowen, a former managing director of Houlihan Lokey Howard & Zukin, an international investment bank, where she also served as a national director of the firm’s fairness opinion practice.

•	Adolphus A. Busch IV, the founder and chairman of the Great Rivers Habitat Alliance, a conservation organization founded in 2000. Mr. Busch is the great-grandson and namesake of the founder of Anheuser-Busch. He is the uncle of Mr. August A. Busch IV (the current president and chief executive officer of Anheuser-Busch) and the half-brother of August Busch III (the former chairman, president and chief executive officer and current director of Anheuser-Busch).

•	G. Peter D’Aloia, the former senior vice president and chief financial officer of Trane Inc., formerly known as American Standard Companies Inc.

•	Ronald W. Dollens, the former president and chief executive officer of Guidant Corporation, which merged with the Boston Scientific Corporation in 2006.

•	James E. Healey, the former senior vice president and chief financial officer of Nabisco Group Holdings.

•	John N. Lilly, the former chief executive officer of The Pillsbury Company.

•	Allan Z. Loren, the former chairman and chief executive officer of Dun & Bradstreet, Inc.

•	Ernest Mario, the former chief executive officer of Glaxo Holdings plc.

•	Henry A. McKinnell, the former chairman and chief executive officer of Pfizer, Inc.

•	Paul M. Meister, the chief executive officer and co-founder of Liberty Lane Partners, LLC, a private investment firm and former executive vice president, vice chairman and chief financial officer of Fisher Scientific International, Inc.

•	William T. Vinson, the former vice president and chief counsel of the Lockheed Martin Corporation.

•	Lawrence Keith Wimbush, adjunct professor of law at Thomas Cooley Law School, former senior client partner and co-practice leader in the legal specialist group of Korn/Ferry International.

•	Larry D. Yost, former chairman and chief executive officer of ArvinMeritor, Inc.
The complete terms of the solicitation are contained in the Consent Solicitation Statement dated July 7, 2008, which will be filed with the SEC later today. Anheuser-Busch stockholders may obtain copies of the Consent Solicitation Statement at the SEC’s website (www.sec.gov) once filed or by directing a request to Innisfree M&A at + 1(877) 750-9501 (toll-free) or if a bank or broker, collect at +1 (212) 750-5833.
Information for Consumers, Employees, Wholesalers, Business Partners and Communities is available at www.globalbeerleader.com or www.inbev.com.
Dutch and French versions of this press release will be posted on InBev.com

About InBev
InBev is a publicly traded company (Euronext: INB) based in Leuven, Belgium. The company’s origins date back to 1366, and today, it is the leading global brewer. As a true consumer-centric, sales driven company, InBev manages a carefully segmented portfolio of more than 200 brands. This includes true beer icons with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89 000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue. For further information visit www.InBev.com

Contact information

Marianne Amssoms Vice President Global External Communications Tel: +32-16-27-67-11 Fax: +32-16-50-67-11 E-mail: marianne.amssoms@inbev.com	Philip Ludwig Vice President Investor Relations Tel: +32-16-27-62-43 Fax: +32-16-50-62-43 E-mail: philip.ludwig@inbev.com
Steven Lipin/Nina Devlin
Brunswick Group
+1-212-333-3810
Rebecca Shelley/Laura Cummings
Brunswick Group
+44 20 7404 5959
This report contains certain forward-looking statements reflecting the current views of the management of InBev with respect to, among other things, the potential benefits of a transaction with Anheuser-Busch or the timing thereof, InBev’s strategic objectives, business prospects, future financial condition, budgets, projected levels of production, projected costs and projected levels of revenues and profits. These statements involve risks and uncertainties. The ability of InBev to achieve these benefits, objectives and targets is dependent on many factors which are outside of management’s control. In some cases, words such as “believe”, “intend”, “expect”, “anticipate”, “plan”, “target”, “will” and similar expressions to identify forward-looking statements are used. All statements other than statements of historical facts are forward-looking statements. You should not place undue reliance on these forward-looking statements. By their nature, forward-looking statements involve risk and uncertainty because they reflect InBev’s current expectations and assumptions as to future events and circumstances that may not prove accurate. The actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including whether the transaction receives the support of Anheuser-Busch. InBev cannot assure you that the future results, level of activity, performance or achievements of InBev will meet the expectations reflected in the forward-looking statements.
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IMPORTANT INFORMATION

This communication is not a substitute for any solicitation statement and other related documents InBev S.A. (“InBev”) would file with the Securities and Exchange Commission (the “SEC”) if an agreement between InBev and Anheuser-Busch Companies, Inc. (“Anheuser-Busch”) is reached or for any other documents which InBev may file with the SEC and send to Anheuser-Busch stockholders in connection with the proposed transaction between InBev and Anheuser-Busch or any consent solicitation of the stockholders of Anheuser-Busch.
INVESTORS AND SECURITY HOLDERS OF ANHEUSER-BUSCH ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION OR ANY CONSENT SOLICITATION OF THE STOCKHOLDERS OF ANHEUSER-BUSCH.
Investors and security holders will be able to obtain free copies of any documents filed with the SEC by InBev through the web site maintained by the SEC at www.sec.gov. Free copies of any such documents can also be obtained by directing a request to InBev’s proxy and/or consent solicitor, Innisfree M&A Incorporated at +1-(877)-750-9501.
InBev and certain of its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies and/or consents in respect of the proposed transaction or any consent solicitation of the stockholders of Anheuser-Busch. Information regarding InBev’s directors and executive officers is available in its Annual Report for the year ended December 31, 2007, available at www.InBev.com/annualreport2007. Other information regarding the participants in a proxy and/or consent solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in any proxy and/or consent solicitation statement to be filed by InBev with the SEC.